UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2017

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Artemis Acquisition Corp.

(Exact name of registrant as specified in its charter)

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Georgia	000-54678	81-3336488
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

PO Box 1104
Jefferson, Georgia 30549

(Address of Principal Executive Offices) (Zip Code)

843-227-1050

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

The Board of Directors of Artemis Acquisition Corporation appointed Hal Rich of Myrtle Beach, SC to the Board of Directors effective May 1st, 2017.

Appointing Rich to the Board of Directors continues the reorganizing of Artemis Acquisition Corporation started well over two years ago.  The appointment is part of the Company’s continuing efforts to bring the Company public in 2017. Rich will join Tom Janes and Dean Porter, existing members of the Board.

Rich has over 25 years experience as a senior executive within the financial services sector, with a strong background in Information Technology. Rich has served on industry committees and boards, such as SIAC and NASDAQ which have influenced the development of our country’s capital markets.

Rich started his career at Prudential-Bache Securities, Inc., rising through the technology ranks, to become CIO and member of the Board of Directors of the firm. He was responsible for technology worldwide including all systems development, computer operations, voice/data communications and market data services. In an independent industry study, the firm was rated as the most efficient, in terms of cost per trade, plus the firm attracted some of the top revenue-producers due to its technology services. Rich was recruited by Citicorp, to become the CIO of its worldwide Investment Banking Group, supporting its trading, distribution, origination, brokerage and treasury functions.

Shortly after its acquisition by Reuters, he became Chief Operating Officer and Board member of Instinet Corporation. Instinet was the first “ECN” (Electronic Communication Networks), which revolutionized the trading of equity securities, around the world. Under his direction, the firm grew by a factor of ten and became one of the most profitable firms in the industry. Rich then joined Bloomberg, LLC and created a Business Plan for this firm to enter the electronic trading arena for equities. Working with the SEC, NASD, Clearing Corporations, Depositories and top trading firms in the industry developed Bloomberg’s highly-successful Tradebook business.

Rich went to Chicago to become the Chief Executive Officer of FutureSource, a leading information provider in the area of commodities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Artemis Acquisition Corp.
By:	/s/ Pete Iodice
Name: Pete Iodice Title: Vice Chairman

Date:  May 1, 2017

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